Exhibit 99.1

Press Release

FIRST NATIONAL BANCSHARES ANNOUNCES SECOND QUARTER 2007 EARNINGS

PER SHARE ESTIMATE

SPARTANBURG, S.C., June 15 /PRNewswire-FirstCall/ — First National Bancshares, Inc. (Nasdaq: FNSC) today announced its current estimate for earnings per diluted share of $0.17 to $0.19 for the quarter ending June 30, 2007.

Jerry Calvert, First National Bancshares’ President and CEO remarked, “We have made significant investments in our franchise to date in this quarter, including the opening of our market headquarters and second full service branch in Charleston and the completion of our operations center adjacent to our corporate headquarters in Spartanburg. We also anticipate relocating our full service branch in Greenville from its temporary location to the new market headquarters facility in this market by the end of June. We feel these additions position us for further success as we continue to expand our branch network and grow our earning asset base.”

First National also reported that one of its commercial real estate loan relationships totaling approximately $1.4 million was recently placed on nonaccrual status. While, as of the date of the press release, this relationship will increase nonperforming assets of the Company to approximately $5.4 million, the Company expects to have resolved prior to June 30, 2007 two loans totaling $1.05 million previously reported as nonperforming assets. The resolution of these loans is anticipated to result in full collection of the outstanding principal with no loss to the Company. If these loans are resolved prior to the end of the quarter, as expected, then the Company estimates that nonperforming assets will increase to approximately $4.4 million as of June 30, 2007 from $3.8 million as of March 31, 2007.

Mr. Calvert continued, “We are optimistic about the pending resolution of these two loans that were placed on nonaccrual status in the first quarter of 2007. In addition, based on our evaluation and assessment, we do not anticipate any loss from the loan that was recently placed on nonaccrual status at this time. We view these credit issues as isolated incidents and believe the remainder of our loan portfolio is sound.”

Further details about the second quarter of 2007 will be provided in the Company’s earnings announcement expected to be released on July 11, 2007.

COMPANY HIGHLIGHTS

First National Bancshares, Inc. (Nasdaq: FNSC—News) is a $508-million asset bank holding company based in Spartanburg, South Carolina. Its stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through three operating divisions – the banking division, small business lending division, and the wholesale mortgage lending division. The banking division operates six full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and three operating as First National Bank of the South in Charleston, Mount

Pleasant and Greenville. First National operates loan production offices in Columbia, Daniel Island and Rock Hill, South Carolina. First National has also received approval from the Office of the Comptroller of the Currency to open its seventh full-service branch to be located at 713 Wade Hampton Boulevard in Greer, South Carolina, with plans to open in the summer of 2007.

First National Bank also operates a small business lending division under the name of First National Business Capital and this division provides small business lending services to customers in the Carolinas and Georgia. First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office on North Main Street in Greenville. In addition to these services, First National offers trust and investment management services to its customers through an alliance with Colonial Trust Company which has offices in Spartanburg and Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to our earnings expectations, our nonperforming assets and the timing of resolution of such nonperforming assets, our future growth and expectations regarding our loan quality, as well as any other statements that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy or real estate market, construction delays and greater than expected non-interest expenses or excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. First National does not intend to and assumes no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

Contact:	First National Bancshares, Inc.
Jerry L. Calvert
1-864-594-5690, or cell, 1-864-590-8858
Web site: http://www.firstnational-online.com